The Lazard Funds, Inc.

Sub-Item 77C (Matters submitted to a vote of security holders.)

A Joint Special Meeting of Shareholders of the Fund and Lazard Retirement Series, Inc. was held on October 20, 2017, to vote on the following proposals. The proposals received the required number of votes of shareholders and were adopted.

Proposal 1:
To elect each of Franci J. Blassberg, Trevor W. Morrison and Nathan A. Paul as a Fund Director.

Director		For		Withhold Authority
Franci J. Blassberg	1,322,185,144	18,431,907
Trevor W. Morrison	1,323,575,840	17,041,212
Nathan A. Paul		1,331,727,319	8,889,732

Proposal 2A:
To approve revising the Portfolios fundamental investment restrictions on issuing senior securities, borrowing and pledging or mortgaging its assets.

Portfolio			For		Against		Abstain
Emerging Markets Equity		302,134,987	32,180,358	2,806,693
Emerging Markets Core Equity	12,011,680	10,065		12,281
Developing Markets Equity	12,353,431	583,762		8,992
Emerging Markets Equity Blend	25,778,185	22,867		20,229
Emerging Markets Multi-Asset	4,216,585	2,354		16,522
Emerging Markets Debt		16,755,107	30,146		16,501
Explorer Total Return		20,441,961	34,707		50,736

Proposal 2B:
To approve revising the Portfolios fundamental investment restrictions on purchasing or selling commodities or commodities contracts.


Portfolio			For		Against		Abstain
Emerging Markets Equity		301,425,603	32,866,039	2,830,397
Emerging Markets Core Equity	11,293,787	727,958		12,281
Developing Markets Equity	11,647,349	1,288,851	9,985
Emerging Markets Equity Blend	25,778,452	24,438		18,392
Emerging Markets Multi-Asset	4,217,314	1,613		16,533
Emerging Markets Debt		16,751,446	34,434		15,875
Explorer Total Return		20,425,735	29,263		72,406

Proposal 2C:
To approve revising the Portfolios fundamental investment restriction on purchasing securities on margin.

Portfolio			For		Against		Abstain
Emerging Markets Equity		300,348,712	33,945,163	2,828,163
Emerging Markets Core Equity	11,293,787	727,958		12,281
Developing Markets Equity	11,648,731	1,289,042	8,412
Emerging Markets Equity Blend	25,774,873	28,379		18,030
Emerging Markets Multi-Asset	4,215,533	4,522		15,406
Emerging Markets Debt		16,743,439	40,333		17,982
Explorer Total Return		20,332,235	125,523		69,646

Proposal 2D:
To approve removing the Portfolios fundamental investment restriction on short sales of securities.

Portfolio			For		Against		Abstain
Emerging Markets Equity		300,154,918	34,113,105	2,854,015

Proposal 2E:
To approve removing the Portfolios fundamental investment restriction on investing in illiquid securities.

Portfolio			For		Against		Abstain
Emerging Markets Equity		300,123,592	34,121,892	2,876,555